Exhibit 99.1

Tuesday, September 14, 2010, For Immediate Release

Press Release

Heartland Express, Inc. Declares Regular Quarterly and Special Dividends

NORTH LIBERTY, IOWA -September 14, 2010 - The Board of Directors of Heartland Express, Inc. (Nasdaq: HTLD) announced today the declaration of a regular quarterly cash dividend. The $0.02 per share dividend will be paid on October 5, 2010 to shareholders of record at the close of business on September 24, 2010. A total of approximately $1.8 million will be paid on the Company's 90.7 million outstanding shares of common stock.

Heartland Express, Inc. implemented a quarterly cash dividend program in the third quarter of 2003. This is the Company's twenty-ninth consecutive quarterly cash dividend.

The Company also announced a special dividend of $1.00 per share. The $1.00 per share special dividend is also expected to be paid on October 5, 2010 to stockholders of record at the close of business on September 24, 2010. A total of approximately $90.7 million will be paid on the Company's 90.7 million outstanding shares of common stock as a result of the special dividend.

Michael Gerdin, President of Heartland Express, commented, "Once again our financial strength has allowed us to reward our shareholders for their confidence in our organization. The ability to pay this special dividend is a testimony to our financial strength and our ability to achieve profitable growth."

Stockholders will receive one check representing dividends paid under both the quarterly and special dividend.

The press release may contain forward-looking statements, which are based on information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.

For further information contact
Michael J. Gerdin, President
John P. Cosaert, ExecVP; CFO
Heartland Express, Inc.